Room 4561
March 16, 2006

Mr. Robert M. Lewis
Chief Financial Officer
Imergent, Inc.
754 East Technology Avenue
Orem, UT 84097

      Re:	Imergent, Inc.
      Form 10-K for Fiscal Year Ended June 30, 2004
      Filed September 10, 2004
      File No. 000-32277

Dear Mr. Lewis,

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Very truly yours,


							Brad Skinner
						Accounting Branch Chief
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Robert M. Lewis
Imergent, Inc.
December 21, 2005
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